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                                                                    EXHIBIT 99.1

                   UWINK TO EMERGE AS PUBLICLY-TRADED COMPANY
           THROUGH INITIAL CLOSING OF REVERSE ACQUISITION OF PROLOGUE

                   - COMPLETES $3 MILLION PRIVATE PLACEMENT -

Los Angeles, California, December 5, 2003 - uWink, Inc., an innovative technology-based entertainment company, today announced it has completed the initial closing of its reverse acquisition of Prologue (OTC BB: PRLG), pursuant to which Prologue will acquire all of the outstanding shares of uWink capital stock in exchange for a controlling interest in Prologue. Through the reverse merger, uWink will become a publicly-traded company. uWink also announced that just prior to the closing of the reverse acquisition, it had completed a $3.0 million equity private placement.

Pursuant to a securities purchase agreement, Prologue has issued one share of its common stock for every 3.15611 shares of uWink capital stock transferred to Prologue at the initial closing. As of the initial closing, uWink stockholders had transferred 16,764,554 shares (representing approximately 66.37% of the total shares of uWink capital stock outstanding) to Prologue in exchange for 5,311,777 shares of Prologue common stock (representing approximately 88.22% of Prologue's total capital stock outstanding). Prologue expects to acquire the remaining uWink shares outstanding in subsequent closings pursuant to the terms of the securities purchase agreement.

Prior to the initial closing of the reverse acquisition, and after giving effect to a 1 for 200 reverse stock split conducted on November 18, 2003, Prologue had 709,193 shares of common stock outstanding. Giving effect to the acquisition of all uWink shares, Prologue will have approximately 8,712,093 shares outstanding, of which 8,002,900 shares (91.86%) will be held by the former uWink shareholders and 709,193 (8.14%) will be held by the pre-reverse acquisition shareholders of Prologue.

Reflecting a realignment of uWink's product lines and distribution strategy and the Company's very limited capital resources over the past two years, from January 1, 2003 to December 4, 2003, uWink had revenues of $268,632 and a net loss of $1,176,905. As of December 4, 2003, uWink had total assets of $1,989,238, working capital of $891,792 and total stockholders' equity of $934,596. These figures are unaudited and therefore subject to year-end audit adjustments.

Nolan K. Bushnell, founder and CEO of uWink, commented, "Through the private placement and reverse merger, we have succeeded in providing uWink with needed capital to execute our near-term growth and operational plans, while also positioning the Company to have access to public markets for any future capital needs. Though the past two years were very challenging, we learned how to operate the business on an extremely efficient basis, creating financial disciplines that are now part of our corporate mantra going forward. We see substantial opportunities in leveraging our unique focus and product development talents to create a growing range of exciting electronic entertainment solutions."

uWink has completed the development of "SNAP!," its touch screen, countertop pay-for-play game terminal system which can be operated either on a standalone or Internet networked basis. SNAP! units offer up to 58 touch screen video games and can be easily updated by downloading new games, fresh trivia and photos, and up-to-date holiday or special event skins. uWink intends to utilize the proceeds of its recent financing to fulfill its backlog of SNAP! orders and to introduce additional products in new and existing markets.



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In conjunction with the closing, existing uWink directors Nolan K. Bushnell,
Peter J. Sprague and Bruce P. Kelly have been elected to the Prologue Board, replacing Kevin R. Keating, Margie L. Blackwell and Spencer I. Browne, who have resigned as directors of Prologue. Further, it is anticipated that following the completion of the reverse merger, Prologue will change its name and stock symbol to better reflect the uWink mission and brand.

Falcon Capital, of Amsterdam, Netherlands, acted on behalf of uWink in the placement of the $3 million of uWink equity. Keating Investments, LLC, of Greenwood Village, Colorado, acted as the financial advisor to Prologue in connection with the reverse acquisition and coordinated the placement of $3 million in uWink equity. Keating Reverse Merger Fund, LLC, an affiliated entity of Keating Investments, LLC, was the controlling shareholder of Prologue prior to the initial close of the reverse acquisition. New Capital Advisors, of Los Angeles, California, acted as financial advisor to uWink in connection with the reverse acquisition.

ABOUT PROLOGUE
Prologue is a publicly-traded Utah-based "shell" corporation that in the past few years has not generated significant revenues and was considered a development stage company as defined in Statement of Financial Accounting Standards No. 7.

ABOUT UWINK, INC.
Led by Nolan Bushnell, founder and former CEO of Atari Corporation and Chuck E Cheese's Pizza Time Theater, uWink is a technology based entertainment company that has built a library of over 100 short form games as well as a range of networked and stand-alone gaming units. uWink's unique entertainment software is available for licensing to almost any platform, including touch screen terminals, pay-for-play game terminals, lottery and gaming kiosks in public locations, and cell phones and wireless handheld entertainment devices. uWink is also developing innovative prized games for the amusement industry. For more information visit: www.uwink.com.

FORWARD LOOKING STATEMENTS
The statements contained in this press release that are not historical are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended (the "Securities Act"), and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), including statements, without limitation, regarding our expectations, beliefs, intentions or strategies regarding the future. Prologue and uWink intend that such forward-looking statements be subject to the safe-harbor provided by the Private Securities Litigation Reform Act of 1995. Such forward-looking statements relate to, among other things: (1) success of the reverse acquisition; (2) uWink's expected revenue and earnings growth; and (3) estimates regarding the size of target markets. These statements are qualified by important factors that could cause Prologue's actual results to differ materially from those reflected by the forward-looking statements. Such factors include but are not limited to: (1) uWink's ability to obtain development financing as and when needed, (2) uWink's ability to generate and sustain profitable operations, and (3) the market's acceptance of uWink's products and services. These statements, and other forward looking statements, are not guarantees of future performance and involve risks and uncertainties as more fully described in the Company's periodic filings with the Securities and Exchange Commission. uWink assumes no obligation to update any of the forward-looking statements in this release.

MEDIA AND INVESTOR RELATIONS CONTACT:
Purdy Tran or David Collins
Jaffoni & Collins
212/835-8500
uwink@jcir.com